Exhibit 10.2

OMNIBUS AGREEMENT

This Omnibus Agreement (this “Agreement”) is entered into on, and effective as of, the Closing Date among Apex Oil Company Inc., a Missouri corporation (“Apex”), World Point Terminals, Inc., a Delaware corporation (“WPTI”), World Point Terminals, LP, a Delaware limited partnership (the “Partnership”), WPT GP, LLC, a Delaware limited liability company (the “General Partner”), CPT 2010, LLC, a Missouri limited liability company (“CPT 2010”), and Center Point Terminal Company LLC, a Delaware limited liability company (the “Operating Company”).

RECITALS

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the granting of certain licenses between the Parties.

3. The parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership Group’s right of first offer with respect to the Sale Assets.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” is defined in the Partnership Agreement.

“Apex Entities” means Apex and any Person controlled, directly or indirectly, by Apex, other than the Partnership Group.

“Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, barge docks, pump stations, metering stations, vehicles, related equipment, offices, real estate, contracts and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any Group Member, or owned by, leased by or necessary for the operation of the business, properties or assets of any Group Member as of the Closing Date.

“Closing Date” means [—], 2013.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company, WPTI and CPT 2010, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Covered Environmental Losses” is defined in Section 2.1(a).

“Environmental Deductible” is defined in Section 2.4(a).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 USC §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§ 5101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq, and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Group Member” is defined in the Partnership Agreement.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Identification Deadline” means the fifth anniversary of the Closing Date.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article II.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mediation Notice” is defined in Section 5.2(b).

“License” is defined in Section 3.1.

“Marks” is defined in Section 3.1.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of World Point Terminals, LP, dated as of the Closing Date.

“Partnership Change of Control” means the Sponsor and its Affiliates cease to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.

“Partnership Group” is defined in the Partnership Agreement.

“Party” means a signatory to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Proposed Transaction” is defined in Section 4.2(a).

“Representative” is defined in Section 5.1(a).

“Retained Assets” means all pipelines, storage tanks, vehicles, truck racks, terminal facilities, offices and related equipment, real estate, contracts and other related assets, or portions thereof owned by either WPTI or CPT 2010 that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referenced in the Contribution Agreement.

“ROFO Asset” is defined in Section 4.2(a).

“ROFO Response” is defined in Section 4.2(a).

“Sale Assets” means any right, title or interests in the Apex Entities’ existing terminaling assets in the United States, including the terminaling assets listed on Schedule B, and any terminaling assets that any of them may acquire or construct in the future in the United States, which terminaling assets shall include the terminal facilities, pipelines, storage tanks, equipment, machinery, docks and the real property appurtenant thereto.

“Sponsor” is defined in the Partnership Agreement.

“Subsidiary” is defined in the Partnership Agreement.

“Transfer” including the correlative terms “Transferred” or “Transferring” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights, but excludes, for the purposes of Article IV, any pledge, hypothecation or granting of a lien for security purposes by an Apex Entity.

“WPTI Entities” means as WPTI and each of its Affiliates, other than a Group Member.

1.2 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE II

Indemnification

2.1 Environmental Indemnification.

(a) Each of WPTI and CPT 2010, jointly and severally, shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws as in effect prior to the Closing Date;

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws as in effect prior to the Closing Date; and

(iii) any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before, on or after the Closing Date and whether occurring under Environmental Laws as in effect prior to, at or after the Closing Date;

provided, however, that with respect to any violation under Section 2.1(a)(i) or any environmental event, condition or matter included under Section 2.1(a)(ii) that is associated with the ownership or operation of the Assets, WPTI and CPT 2010 will be obligated to indemnify such Group Member only to the extent that such violation or environmental event, condition or matter (x) was caused by the consummation of the transactions contemplated by the Contribution Agreement or commenced, occurred or existed before the Closing Date under Environmental Laws as in effect prior to the Closing Date and (y) WPTI is notified in writing of such violation, event, condition or environmental matter prior to the Identification Deadline. Losses subject to indemnification in this Section 2.1(a) are referred to collectively as “Covered Environmental Losses”.

(b) The Partnership shall indemnify, defend and hold harmless WPTI from and against any Losses suffered or incurred by any of the WPTI Entities, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws as in effect on or after the Closing Date associated with or arising from the ownership or operation of the Assets on or after the Closing Date; and

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets on or after the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at Asset locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws in effect on or after the Closing Date, and (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws as in effect on or after the Closing Date;

and regardless of whether such violation under Section 2.1(b)(i) or such environmental event, condition or matter included under Section 2.1(b)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses (without giving effect to the Environmental Deductible).

2.2 Additional Indemnification. In addition to and not in limitation of the indemnification provided under Section 2.1(a), each of WPTI and CPT 2010, jointly and severally, shall indemnify, defend, and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member by reason of or arising out of:

(a) the consummation of the transactions contemplated by the Contribution Agreement. For the avoidance of doubt, the Parties agree that each Group Member shall be entitled to indemnification by WPTI and CPT 2010 under this Section 2.2(a)(i)(i) for those litigation matters listed on Schedule A;

(b) failure to convey good and indefeasible title to the Assets to one or more members of the Partnership Group, and such failure renders the Partnership Group unable to use or operate the Assets in substantially the same manner as they were operated by the WPTI Entities immediately prior to the Closing Date with respect to such Assets;

(c) events and conditions associated with the Retained Assets, whether occurring before, on or after the Closing Date;

(d) all federal, state and local tax liabilities attributable to the ownership or operation of the Assets on or prior to the Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such tax liabilities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring prior to the Closing Date or from the consummation of the transactions contemplated by the Contribution Agreement; and

(e) the failure of any Group Member to have on the Closing Date or as soon as reasonably practicable thereafter any consent, license, permit or approval necessary to allow such Group Member to own or operate the Assets in substantially the same manner that the Assets were owned or operated immediately prior to the Closing Date.

2.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.3. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.4 Limitations Regarding Indemnification.

(a) With respect to Covered Environmental Losses under Section 2.1(a)(i) or Section 2.1(a)(ii) that arise out of an event, condition or matter that is first discovered after the Closing Date, neither WPTI nor CPT 2010 shall be obligated to indemnify, defend and hold harmless any Group Member until such time as the total aggregate amount of Losses incurred by the Partnership Group for such Covered Environmental Losses exceeds $500,000 (the “Environmental Deductible”), at which time WPTI and CPT 2010 shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible. The aggregate liability of WPTI and CPT 2010 under Section 2.1(a) above for all Losses shall not exceed $10,000,000.

(b) For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article II other than that described in Section 2.4(a) and no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II other than that described in Section 2.4(a).

(c) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL ENTITY OR OTHER THIRD PARTY.

ARTICLE III

Licenses of Marks

3.1 Grant of License. Upon the terms and conditions set forth in this Article III, WPTI hereby grants and conveys to the Partnership and each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (the “License”) to use the name “World Point Terminals” and the globe design and any other service marks, trademarks and tradenames owned by WPTI (collectively, the “Marks”).

3.2 Ownership and Quality of Marks. The Partnership, on behalf of itself and the other Group Members, agrees that ownership of the Marks and the goodwill relating thereto shall remain vested in WPTI during the term of the License and thereafter. The Partnership agrees, and agrees to cause the other Group Members, never to challenge, contest or question the validity of WPTI’s ownership of the Marks or any registration thereof by WPTI. In connection with the use of the Marks, the Partnership and any other Group Member shall not in any manner represent that they have any ownership in the Marks or registration thereof. The Partnership, on behalf of itself and the other Group Members, acknowledges that the use of the Marks shall not create any right, title or interest in or to the Marks, and all use of the Marks by the Partnership or any other Group Member shall inure to the benefit of WPTI. The Partnership agrees, and agrees to cause the other Group Members, to use the Marks in accordance with such quality standards established by WPTI and communicated to the Partnership Group from time to time, it being understood that the products and services offered by the Group Members as of the Closing Date are of a quality that is acceptable to WPTI.

3.3 Termination. The License shall terminate upon the termination of this Agreement pursuant to Section 5.5.

ARTICLE IV

Right of First Offer

4.1 Right of First Offer to Purchase Certain Assets of Apex Entities.

(a) Apex hereby grants to the Partnership a right of first offer on any proposed Transfer of any Sale Asset owned or acquired by any Apex Entity (other than Sale Assets

Transferred to an Affiliate of Apex who agrees in writing that such Asset remains subject to the provisions of this Article IV and assumes the obligations under this Article IV with respect to such Sale Asset).

(b) The Parties acknowledge that any Transfer of Sale Assets pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the Sale Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, governmental authorities, lenders or other third parties.

4.2 Procedures for Right of First Offer.

(a) If an Apex Entity proposes to Transfer any Sale Asset (other than to an Affiliate as described in Section 4.1(a)) (any such Sale Asset, a “ROFO Asset, “ and any such transaction, a “Proposed Transaction”), Apex shall or shall cause such Apex Entity to, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and other details as would be reasonably necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with the applicable Apex Entity, which terms, conditions and details shall include any material terms, condition or other details that such Apex Entity would propose to provide to non-Affiliates in connection with the Proposed Transaction. The Partnership shall have 30 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with such Apex Entity (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership within such 30-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset, and the applicable Apex Entity shall be free to enter into a Proposed Transaction with any third person on terms and conditions determined in the sole discretion of Apex.

(b) If the Partnership submits a ROFO Response, the Partnership and Apex shall negotiate, in good faith, the terms of the purchase and sale of the ROFO Asset for 15 days following the receipt of the ROFO Response by the Apex Entity. If Apex and the Partnership are unable to agree on such terms during such 15-day period, the Apex Entity may Transfer the ROFO Asset to any third person on terms and conditions determined in the sole discretion of Apex.

ARTICLE V

Miscellaneous

5.1 Confidentiality.

(a) From and after the Closing Date, each of the Parties shall hold, and shall cause their respective Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold all Confidential Information in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information and shall not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b) If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this Section 5.1, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c) Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 5.1 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 5.1 and to enforce specifically the terms and provisions of this Section 5.1. Notwithstanding any other section hereof, to the extent permitted by applicable law, the provisions of this Section 5.1 shall survive the termination of this Agreement.

5.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, EACH PARTY CONSENTS TO THE SERVICE OF PROCESS OF ANY SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT ITS ADDRESS PROVIDED HEREIN.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 5.2, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in St. Louis, Missouri unless otherwise agreed by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this section shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the International Institute for Conflict Prevention and Resolution, either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this section. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

(c) Subject to Section 5.2(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 5.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

5.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by e-mail or United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.3.

If to Apex:

8235 Forsyth Blvd., Suite 400

St. Louis, MO 63105

Attn: Christopher J. Schmitt

Facsimile: (314) 889-0299

E-mail: cschmitt@apexoil.com

If to WPTI or CPT 2010:

8235 Forsyth Blvd., Suite 400

St. Louis, MO 63105

Attn: Steve Twele

Facsimile: (314) 889-9645

E-mail: stwele@pci-stl.com

If to any Group Member:

World Point Terminals, LP

c/o WPT GP, LLC, its General Partner

8235 Forsyth Blvd., Suite 400

St. Louis, MO 63105

Attn: Steve Twele

Facsimile: (314) 889-9645

E-mail: stwele@pci-stl.com

5.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.5 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the Partnership Group may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

5.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument.

5.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

Apex Oil Company, Inc.

By:

World Point Terminals, Inc.

By:

CPT 2010, LLC

By:

WPT GP, LLC

By:

World Point Terminals, LP By: WPT GP, LLC, its general partner

By:

Center Point Terminal Company LLC

By:

[Signature page to Omnibus Agreement]

Schedule A

Pre-Closing Litigation

Matter Name	Matter Type	Party	Matter Description	Case/Docket #	Court/Agency	State

Schedule A-1

Schedule B

Existing Sale Assets

Location	Available Storage Capacity	% of Total Available Storage	Product	Supply Method	Delivery Method
East Coast
Albany, NY (1)	816	10.4%	Gasoline, Distillate	Barge, Rail, Ship	Truck
Greensboro, NC	684	8.7%	Gasoline, Distillate, Biodiesel	Colonial Pipeline, Truck	Truck
Baltimore, MD (North)	797	10.2%	Gasoline, Distillate	Barge, Ship, Truck, Colonial Pipeline	Truck
Baltimore, MD (South)	1,536	19.6%	Gasoline, Distillate, Biodiesel, Liquid Asphalt, Crude Oil	Barge, Ship, Truck	Truck
Wilmington, NC	1,485	19.0%	Gasoline, Liquid Asphalt, Distillate	Barge, Rail, Ship, Truck	Truck
Gulf Coast					Truck
Mr. Airy, LA	2,504	32.0%	No. 6 Oil, Liquid Asphalt, Light Oil	Barge, Ship, Truck	Truck

	7,822	100.0%

(1)	Upon completion of the initial public offering, the Partnership will operate the terminal in a joint venture with Apex. Apex will own a 68% interest, and the Partnership will own the remaining 32% interest in the terminal. The 816,000 barrels of available storage capacity represents Apex’s proportionate share of the 1.2 million barrels of total available storage capacity of the terminal.

Schedule A-1